INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in Registration Statement of Safety Components International, Inc. on Form S-8 of our report dated June 6, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the Company’s emergence from bankruptcy as of October 10, 2000, and the effect of this emergence on the comparability of the consolidated financial statements and (2) the Company’s change in method of accounting for goodwill to conform with Statement of Financial Accounting Standard No. 142) appearing in the Annual Report on Form 10-K of Safety Components International, Inc. for the year ended March 29, 2003.

DELOITTE & TOUCHE LLP

Greenville, South Carolina
October 21, 2003